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                                                                 EXHIBIT 99.2


          MORTON INDUSTRIAL GROUP, INC. ACQUIRES SMP STEEL CORPORATION;
                   FOURTH ACQUISITION SINCE BEGINNING OF YEAR

MORTON, IL - JUNE 2, 1998 - Morton Industrial Group, Inc., (OTC BB:MGRP) today announced that it has acquired SMP Steel Corporation ("SMP), a privately held company based in South Carolina.

SMP is a manufacturer of precision sheet metal components, enclosures, and assemblies for leading southeastern original equipment manufacturers (OEM's). Its major capabilities include laser cutting, punching, folding, forming, and welding. Other activities include shearing, sawing, deburring, and painting. SMP produces primarily carbon steel and stainless steel products but also handles a limited amount of aluminum work.

William D. Morton, Chairman, President, and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We are pleased to welcome our colleagues at SMP Steel Corporation as members of our Morton Industrial Group family. This acquisition is another example of our commitment ot our goal of owning and operating highly respected Contract Manufacturing suppliers serving the Construction, Agricultural and Industrial Equipment Manufacturers."

Morton Industrial Group has not completed four acquisitions since the beginning of the year. As a result of these acquisitions, Morton has increased the capacity and capabilities of its Contract Fabrication Division, established its Contract Plastics Division, increased its physical plant by over 4400,000 square feet, added approximately 675 new associates and added over $70 million in incremental revenues.

Morton Industrial Group, Inc. ("Morton" or the "Company") is a supplier of both high quality metal fabricated and plastic component parts and subassemblies for the off-highway Construction, Agricultural and Industrial Equipment markets. Its annual revenues are approaching $175 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype development, precision tool making and production of both metal fabricated and plastic component parts. Additional services provided by Morton include painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earning resulting from increased goodwill amortization; introduction of new technologies that required significant capital expenditures; and general economic and business conditions.